Exhibit 6.1

Management, Supply and License Agreement

This Management, Supply and License Agreement, dated as of December 31, 2020 (the “Agreement”), is entered into by and among:

A.	Australian Boutique Spirits Pty Ltd., an Australian private company, no. 625 701 420 (“ABS”) having its principal place of business located at 1 Doris Hirst Place, West Pennant Hills, Sydney, Australia 2125; and

B.	Elegance Brands, Inc., a Delaware corporation (the “Elegance”) having its principal place of business located at 9100 Wilshire Blvd, Suite 362W, Los Angeles, California 90212.

ABS and Elegance are hereinafter sometimes collectively referred to as the “Parties”, and each, a “Party”.

W I T N E S S E T H:

WHEREAS, Elegance has created a website known as BevMart.com.au which is intended to be the first direct to consumer online only retail store for alcoholic beverages in Australia;

WHEREAS, Elegance owns the Formulations (hereinafter defined) for the “Covered Products” (as defined below), including Virginia Black American whiskey and Mod selection champagne; both of which are partly owned and promoted by the music artist “Drake;

WHEREAS, ABS is in the business of manufacturing and selling certain of the “Covered Products” (as defined below) and;

WHEREAS, during the “Term” (as defined below) of this Agreement, ABS shall have the sole an exclusive right to manage the BevMart Business (as defined below);

WHEREAS, ABS and Elegance have entered into the Manufacturing Agreement (defined below) pursuant to which ABS manufactures and sells the Covered Products to Elegance; and

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. In addition to other terms defined in this Agreement, the following capitalized terms have the meanings set forth or referred to in this Section 1.

“ABS” has the meaning set forth in the preamble to this Agreement.

“ABS Contracts” means all contracts or agreements to which ABS is a party or to which any of its material assets are bound, including, without limitation, the Manufacturing Agreement, this Agreement and the Share Purchase Agreement.

“ABS Parties” means ABS, its Affiliates, customers (other than Elegance), subcontractors and successors and assigns, and each of their respective Representatives.

“ABS’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to ABS, used in the design, formulation, production, and manufacturing of the Covered Products.

ABS Shareholder” shall mean Amit Raj Beri.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anniversary Year” shall mean, during the Term of this Agreement, each of the twelve (12) consecutive months, commencing January 1 and ending December 31.

“BevMart Brands” means the individual brands and line extensions of the following alcoholic product brands developed by Elegance for sale on Elegance’s BevMart Website: (a) Cheeky Vodka and flavor variants. (b) Coventry Estate Gin and flavor variants, (c) Geo Liqueurs in multiple variants, (d) Cheeky Espresso Martini in multiple variants. (e) Twisted Shaker Cocktails in multiple variants, (f) Elegance Vodka, (g) Virginia Black American whiskey, (h) Mod selection champagne, and all future brands developed by Elegance which ABS determines to offer for sale on the BevMart Website.

“BevMart Business” shall mean the business of owning and operating the BevMart Website and selling direct to customers online all and not less than all of the BevMart Brands.

“BevMart Website” shall mean BevMart.com.au and any other internet website established by the Elegance to enable BevMart to market online the BevMart Brands and Australian Bitters Company in Australia.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Sydney, Australia are authorized or required by Law to be closed for business.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

“Covered Products” means the individual and collective reference to (a) the alcoholic drinks and Formulations sold as (i) each of the BevMart Brands, (ii) Bitter Tales, (iii) Cocktail Bitters, (iv) VOCO and (v) Australian Bitters Company, and as otherwise identified on Schedule 1 to the Manufacturing Agreement.

“Effective Date” means the date first set forth above.

“Elegance” has the meaning set forth in the preamble to this Agreement.

“Elegance Contracts” means the collective reference to this Agreement, the Manufacturing Agreement, the BevMart Contract, the Power Brands Contract and all other contracts or agreements to which Elegance is a party with respect to the purchase, sale and distribution of alcohol and related drinks, including Covered Products.

“Elegance Parties” means Elegance, its Affiliates, customers, subcontractors and successors and assigns, and each of their respective Representatives.

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“Elegance Intellectual Property Rights” means any and all of the Intellectual Property Rights now or hereafter owned and used by or licensed to Elegance pursuant to the that are developed with respect to, or for incorporation into the design, formulation, production, and manufacturing of the Covered Products, whether developed by Elegance alone, by Elegance and ABS jointly or by ABS alone as requested by Elegance in connection with the Manufacturing Agreement.

“Elegance Royalty” shall mean a royalty payable to Elegance of __% of the net retail sales price of each of the BevMart Brands, including the Exclusive BevMart Brands, that are sold to customers from the BevMart Website.

“Exclusive BevMart Brands” shall mean the collective reference to Virginia Black American whiskey and Mod selection champagne

“Initial Term” has the meaning set forth in Section 4.1.

“Intellectual Property Rights” shall have the meaning as that term is defined in the Manufacturing Agreement.

“Manufacturing Agreement” shall mean the manufacturing supply and license agreement, dated as of July 31, 2020, between ABS, as “Seller” of Covered Products and Elegance as “Buyer” of Covered Products, as the same may be amended or restated from time to time.

“Party” has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.

“Prices” shall have the meaning as that term is defined in the Manufacturing Agreement.

“Renewal Term” has the meaning set forth in Section 6.2.

“Share Purchase Agreement” means the share purchase agreement among ABS and Elegance and Amit Raj Beri, as the sole shareholder of ABS (the “ABS Shareholder”), dated December 3, 2019, as amended and restated in its entirety on April 8, 2020 and as amended on May 19, 2020 as further amended on July 27, 2020 and as further amended on December 11, 2020, pursuant to which, subject to the conditions set forth therein, ABS Shareholder agreed to sell and Elegance has agreed to purchase, 100% of the share capital of ABS.

“Share Purchase Termination Agreement” shall mean the termination agreement dated as of December 31, 2020, pursuant to which ABS, Elegance and the ABS Shareholder have agreed to terminate the Share Purchase Agreement and all of the transactions contemplated thereby.

“Term” has the meaning set forth in Section 4. 1/Section 4.2.

2. Manufacturing Agreement.

2.1 The Manufacturing Agreement is hereby amended so that the definition of “BevMart Brands” as set forth in the Manufacturing Agreement is hereby deleted and is replaced by the definition of BevMart Brands set forth in this Agreement.

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2.2 Unless otherwise separately defined in this Agreement, all capitalized terms when used herein, shall have the same meaning as they are defined in the Manufacturing Agreement.

2.3 All of the terms and conditions of the Manufacturing Agreement, as amended pursuant to Section 2.1 above are hereby deemed to be incorporated into this Agreement by this reference as though more fully set forth at length herein.

3. Management of BevMart; Production and Sale of BevMart Brands.

3.1 Management. Subject to the terms and conditions of this Agreement, during the Term, ABS shall have the sole authority to manage all aspects of the BevMart Business and the BevMart Website.

3.2 Production of BevMart Brands. All of the BevMart Brands shall be manufactured by ABS under the Manufacturing Agreement; provided, that, irrespective of the Prices specified in the Manufacturing Agreement ABS shall establish and fully control and determine from time to time the pricing of all of the BevMart Brands sold to customers from the BevMart Website and the relative profit margins payable to ABS.

3.3 Fulfillment, Shipment and Delivery. ABS shall lease and establish a fulfilment center to warehouse BevMart Brands and shall manage the shipment of BevMart Brands that are purchased and paid for by BevMart customers to such addresses as shall be specified on the online purchase order filled out by such customers.

3.4 Exclusive BevMart Brands. During the Term of this Agreement, the Exclusive BevMart Brands shall only be sold in Australia via the BevMart Website.

3.5 Other BevMart Brands. All other BevMart Brands shall be sold on a non-exclusive basis via the BevMart Website throughout the world.

3.6 Insurance. ABS shall name BevMart as an additional insured on all of ABS’s insurance policies covering shipment and delivery of BevMart Brands and, to the extent that any BevMart Brands are lost or damaged in shipment or are deemed to be Defective Covered Products, ABS shall cause its insurance company to make payment directly to BevMart to the extent of the purchase Price previously paid by a customer for such BevMart Brands.

3.7 Packaging and Labeling. ABS will be responsible for all packaging and labeling of BevMart Brands.

4. Term; Termination.

4.1 Initial Term. Subject at all times to the provisions of Section 4.3 and other terms of this Agreement, the term of this Agreement commences on the Effective Date and continues for a period of thirty-six (36) consecutive months, unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the “Initial Term”).

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4.2 Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for up to twenty-four (24) additional successive months unless either ABS or Elegance provides written Notice of non-renewal at least 60 days prior to the end of the then-current term (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section 4.2, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event either Party provides timely Notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

5. Elegance License and ROFR.

5.1 Elegance License. On the Effective Date of this Agreement, in consideration for the payment of the Elegance Royalty, Elegance hereby grants to ABS and BevMart, the non-exclusive and perpetual right and license to use all of the Elegance Intellectual Property Rights and Formulations to manufacture, use and sell all BevMart Brands direct to customers in Australia and in other locations from the BevMart Website.

5.2 ROFR. In the event that Elegance shall (a) elect to sell or be required to sell the BevMart Website or the BevMart Business, (b) change the fundamental nature of its business, (c) consummate a sale of control, or (d) be rendered insolvent or otherwise cease doing business (each, an “Elegance Fundamental Change”), ABS shall be granted a right of first refusal (the “ROFR”) to purchase the BevMart Website and the BevMart Business, and receive a royalty free paid up non-exclusive right and license to use all of the Elegance Brands Intellectual Property to enable ABS to sell and market BevMart Brands (including Exclusive BevMart Brands) from the BevMart Website (collectively, the “BevMart Assets”). Elegance shall advise ABS if an Elegance Fundamental Change has occurred within five Business Days of such occurrence (the “Notice”). ABS shall advise Elegance in writing, within not more than 90 days of the date of delivery of the Notice of its intent to purchase the BevMart Assets; failure to timely affirmatively accept the ROFR shall be deemed to be a rejection thereof. If Seller timely accepts the ROFR, the Parties agree to negotiate in good faith the final purchase price for the BevMart Assets; provided, that, in the view of the common control by the ABS Shareholder of Elegance and ABS, such purchase price shall be the greater of (a) the purchase price, determined by an independent business appraisal firm taking into account the historical revenues and projected sales revenues of BevMart Brands sold on the BevMart Website over the three succeeding years following the date of the Termination Note, or (b) the purchase price offered to Elegance by any financially qualified third party that is not an Affiliate of any of the Parties to this Agreement or the ABS Shareholder.

6. Miscellaneous.

6.1 Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

6.2 Relationship of the Parties. The relationship between ABS, BevMart and Elegance is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. No Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

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6.3 Entire Agreement. This Agreement and the Manufacturing Agreement, including and together with any related exhibits, schedules and the applicable terms of any Purchase Orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

6.4 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement; as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

6.5 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Notwithstanding the foregoing, notice by facsimile or email (with confirmation of transmission) will satisfy the requirements of this Section 6.5. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to ABS:	Australian Boutique Spirits Pty Ltd. 29 Anvil Rd, Seven Hills, NSW 2147, Australia Attn: Sahil Beri, Director Email: sahil@australianboutiquespirits.com

Notice to Elegance:
Elegance Brands, Inc. 9100 Wilshire Blvd, Suite 362W Los Angeles, California 90212 Telephone (424) 313-7471 Attn: Raj Beri, Chief Executive Officer Email: raj@elegance-brands.com

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date first above written.

Elegance Brands, Inc.

By:	/s/ Raj Beri
Name:	Raj Beri
Title:	Chief Executive Officer

Australian Boutique Spirits Pty Ltd

By:	/s/ Sahil Beri
Name:	Sahil Beri
Title:	Director
Address: 1 Doris Hirst Pl, West Pennant Hills, Sydney, Australia 2125